                                                                          Exhibit 5.1

  June 9, 2011

Board of Directors
Orion Marine Group, Inc.
12000 Aerospace Avenue
Houston, Texas 77034                    Re: Registration Statement on Form S-8 (the “Registration Statement”)

Gentlemen:
In my capacity as Executive Vice President and General Counsel to Orion Marine Group, Inc., a Delaware corporation, (the “Company”), I served as counsel to the Company in connection with the preparation of the Registration Statement on Form S-8, and the filing of the Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to 3,000,000 shares of the Company’s common stock, par value $0.01 (the “Common Stock”), issuable pursuant to the Company’s 2011 Long Term Incentive Plan (the “Plan”) and such presently indeterminate number of shares of Common Stock which may be offered and issued by reason of or resulting from stock dividend, stock split, recapitalization or similar transaction. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

I  have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement, the Company’s Amended and Restated Certificate of Incorporation, as amended, the Company’s Amended and Restated By-Laws, as amended, the Plan, certain minutes and resolutions of the Company’s Board of Directors and shareholders relating to the Plan and such other documents and corporate records relating to the Company and the issuance of the Common Stock as I  have deemed appropriate.

In all cases, I have assumed the legal capacity of each natural person signing any of the documents and corporate records examined by me, the genuineness of signatures, the authenticity of documents submitted to me as originals, the conformity to authentic original documents of documents submitted to me as copies and the accuracy and completeness of all corporate records and other information made available to me by the Company. As to all issues of fact material to this opinion, I have examined and relied on certificates and other comparable documents of public officials and of other officers of the Company.

Based upon the foregoing and having regard for such other legal considerations as I have deemed relevant, in my opinion the Common Stock has been duly authorized for issuance, and when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable by the Company.

I do not express any opinion herein concerning any laws other than the federal securities laws of the United States and the General Corporation Law of the State of Delaware.

I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I come within the categories of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Securities and Exchange Commission thereunder.

 Sincerely,

                                                                              /s/ Peter R. Buchler
 ______________________________________
Peter R. Buchler,
Executive Vice President and General Counsel

www.orionmarinegroup.com
12000 Aerospace Avenue · HOUSTON, TEXAS 77034
PHONE 713-852-6500 · FAX 713-852-6530